Exhibit 99.1

AIM ImmunoTech Secures New State-of-the-Art Facility for Product Development and Testing

Company enters into a lease agreement with the state-supported New Jersey Bioscience Center at North Brunswick, one of the nation’s leading business incubators dedicated to life sciences and biotechnology

OCALA, Fla., June 21, 2022 — AIM ImmunoTech Inc. (NYSE: American AIM) (“AIM” or the “Company”), an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders, and viral diseases, including COVID-19, the disease caused by the SARS-CoV-2 virus, announced today it has entered into a lease agreement with the New Jersey Economic Development Authority for a 5,210 square foot R&D facility at the New Jersey Bioscience Center (“NJBC”).

AIM Chief Executive Officer Thomas K. Equels commented, “The AIM team is pleased to join a number of thriving, prestigious life sciences companies at the NJBC. This state-of-the-art facility will help us to continue to advance our research and development of Ampligen to treat multiple types of cancers, immune disorders, and viral diseases. We have made a significant investment in new equipment for this facility and believe that this space will enhance our future development progress.”

The New Jersey Bioscience Center is a 50-acre research park home to a number of successful biotech businesses. The Incubator at North Brunswick is the leading incubator for small businesses in the region dedicated to life sciences and biotechnology companies. The NJBC has invested over $70 million in facilities and improvements to its campus.

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immune-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders, and viral diseases, including COVID-19. The Company’s lead product, Ampligen® (rintatolimod) is an immuno-modulator with broad spectrum activity being developed for globally important cancers, viral diseases and disorders of the immune system.

Ampligen is currently being used as a monotherapy to treat pancreatic cancer patients in an Early Access Program (EAP) approved by the Inspectorate of Healthcare in the Netherlands at Erasmus Medical Center and AIM plans to initiate a Phase 2 clinical study in 2022. The Company also has multiple ongoing clinical trials to evaluate Ampligen as a combinational therapy for the treatment of a variety of solid tumor types both underway and planned at major cancer research centers. Additionally, Ampligen is approved in Argentina for the treatment of Myalgic encephalomyelitis/chronic fatigue syndrome (ME/CFS) and is currently being evaluated in many aspects of SARS-CoV-2/COVID-19 treatments and COVID-19 Long Hauler treatment.

For more information, please visit aimimmuno.com and connect with the Company on Twitter, LinkedIn, and Facebook.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Words such as “may,” “will,” “expect,” “plan,” “anticipate” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. Many of these forward-looking statements involve a number of risks and uncertainties. Among other things, for those statements, the Company claims the protection of safe harbor for forward-looking statements contained in the PSLRA. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Investor Relations Contact

JTC Team, LLC

Jenene Thomas

833-475-8247

AIM@jtcir.com